As filed with the Securities and Exchange Commission on July 30, 2002

                                      Registration No. 333-_____

================================================================
                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                        ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                        ____________________

                       PATRIOT BANK CORP.
        (Exact name of Registrant as specified in its charter)

           Pennsylvania                       23-2820537
   (State or other jurisdiction             (I.R.S. Employer
 of incorporation or organization)       Identification Number)

            Patriot Bank Corp. 2002 Stock Option Plan
                        (Full title of Plan)

                          Patriot Bank Corp.
                      High and Hanover Streets
                    Pottstown, Pennsylvania 19464
                          (610) 323-1500
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           Richard A. Elko
                 President and Chief Executive Officer
                          Patriot Bank Corp.
                      High and Hanover Streets
                    Pottstown, Pennsylvania 19464
                           (610) 323-1500
         (Name, address, including zip code, and telephone
         number, including area code, of agent for service)



                           Copies to:

                    William J. Reynolds, Esquire
                       Stevens & Lee, P.C.
                     111 North Sixth Street
                          P.O. Box 679
                 Reading, Pennsylvania  19603-0679
                          (610) 478-2099
                       ____________________

                 CALCULATION OF REGISTRATION FEE

                               Proposed   Proposed      Amount
Title of each                  Maximum    Maximum       of
Class of         Amount        Offering   Aggregate     Regist-
Securities to    to be         Price per  Offering      ration
Registered(1)    Registered    Share(2)   Price(2)      Fee

Common Stock,    300,000       $12.96     $3,888,000    $357.70
no par value

(1) Based on the maximum number of shares of Patriot Bank Corp. common stock, no par value per share, authorized for issuance under the plan set forth above. An indeterminate number of shares of common stock as may become issuable by reason of the anti-dilution provisions of the plans are also hereby registered.

(2) Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the bid and asked prices for a share of the Registrant's common stock on July 24, 2002.

================================================================



                            PART II

Item 3.  Incorporation of Documents by Reference.

     In this Registration Statement, "we," "us" and "our" refer to Patriot Bank Corp.

     The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

(a)  our Annual Report on Form 10-K for the fiscal year ended
     December 31, 2001;

(b) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002; and

(c) all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c),14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.



Item 4.  Description of Securities.

     Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock. Set forth below is a brief outline of certain material information concerning our authorized capital stock. This summary outline is qualified by reference to the express terms of our articles of incorporation.

Preferred Stock

     Our preferred stock may, in the discretion of our Board of Directors, be issued, from time to time, as a class without series or, if so determined by the Board of Directors, either in whole or in part, in one or more series. The Board of Directors will have the power to determine the par value, voting rights, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the preferred stock.

Common Stock

     Each share of our common stock will have the same relative rights and will be identical in all respects with every other share of our common stock. The holders of our common stock will possess exclusive voting rights, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of our common stock will be entitled to one vote of each share held of record on all matters submitted to a vote of holders of shares of our common stock. Holders of our common stock will not be entitled to cumulate their votes for election of directors.

Dividends

     Our Board of Directors may, from time to time, declare dividends to the holders of our common stock, who will be entitled to share equally in any such dividends.

Liquidation

     In the event of our liquidation, dissolution or winding up, each holder of shares of our common stock would be entitled to receive, after payment of all of our debts and liabilities, a pro rata portion of all of our assets available for distribution to holders of or common stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of our common stock.

Other Characteristics

     Holders of our common stock will not have preemptive rights with respect to any additional shares of our common stock that may be issued. Our common stock is not subject to call for redemption, and the outstanding shares of our common stock are fully paid and nonassessable.

Special Charter and Pennsylvania Corporate Law Provisions

     Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

     * empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

     * divide our board of directors into three classes serving staggered three-year terms;

     * restrict the ability of shareholders to remove directors;

     * require that shares with at least 80% of votes cast approve mergers and other similar transactions if the transaction is not approved, in advance, by 75% of the members of our board of directors;

     * prohibiting a shareholder with total voting power in excess of 10% from voting shares in excess of 10% of voting power;

     *  prohibit shareholders' actions without a meeting;

     * require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

     * require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

     *  eliminate cumulative voting in elections of directors;

     * require an affirmative vote of at least two-thirds of out total voting power in order for shareholders to repeal or amend our bylaws; and

     * require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

     * require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

     * prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

     * require disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter; and

     * prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

     * expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     * provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

     * provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     * provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     * provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business
Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     * redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     * render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     * act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws provide for (1) indemnification of our directors, officers, employees and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits

     Exhibits:

Number    Description

 3.1      Articles of Incorporation of Patriot Bank Corp.
          (Incorporated by reference to Exhibit 3.1 to Patriot
          Bank Corp.'s Registration Statement No. 333-65045 on
          Form S-4.)

 3.2 Bylaws of Patriot Bank Corp. (Incorporated by reference to Exhibit 3.2 to Patriot Bank Corp.'s
          Registration Statement No. 333-65045 on Form S-4.)

 5.1      Opinion of Stevens & Lee, P.C.

23.1      Consent of Stevens & Lee, P.C. (included in
          Exhibit 5.1).

23.2      Consent of KPMG LLP.

24.1      Power of Attorney (included on signature page).

99.1      Patriot Bank Corp. 2002 Stock Option Plan.
_____


Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                      Provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pottstown, Commonwealth of Pennsylvania, on July 25, 2002.

                               PATRIOT BANK CORP.

                               By /s/ Richard A. Elko
                                   Richard A. Elko,
                                   President and Chief Executive
                                   Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Elko, James G. Blume or Jeffrey P. Waldron, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                Title

/s/ James B. Elliott        Chairman of the        July 25, 2002
James B. Elliott            Board and Director

/s/ Richard A. Elko         President, Chief       July 25, 2002
Richard A. Elko             Executive Officer
                            and Director

/s/ Larry V. Thren          Director               July 25, 2002
Larry V. Thren

/s/ James A. Bentley, Jr.   Director               July 25, 2002
James A. Bentley, Jr.

                            Director               July __, 2002
Russell J. Kunkel

/s/ Thomas D. Paulus        Director               July 25, 2002
Thomas D. Paulus

/s/ James G. Blume          Senior Vice President  July 25, 2002
James G. Blume              and Chief Financial
                            Officer (principal
                            accounting officer)



                         EXHIBIT INDEX

Number   Description

 3.1      Articles of Incorporation of Patriot Bank Corp.
          (Incorporated by reference to Exhibit 3.1 to Patriot
          Bank Corp.'s Registration Statement No. 333-65045 on
          Form S-4.)

 3.2 Bylaws of Patriot Bank Corp. (Incorporated by reference to Exhibit 3.2 to Patriot Bank Corp.'s
          Registration Statement No. 333-65045 on Form S-4.)

 5.1      Opinion of Stevens & Lee, P.C.

23.1      Consent of Stevens & Lee, P.C. (included in
          Exhibit 5.1).

23.2      Consent of KPMG LLP.

24.1      Power of Attorney (included on signature page).

99.1      Patriot Bank Corp. 2002 Stock Option Plan.

_____